EXHIBIT 99

May 17, 2002

News Media & Financial Analyst Contact:

James A. Hughes, EVP

Chief Financial Officer

(908) 713-4306

Unity Bancorp Announces Results of 2002 Shareholders Meeting;

All Proposals Approved

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY) today announced that the Company’s shareholders had approved all four of Management’s proposals at the Company’s 2002 Annual Meeting of Shareholders, held last evening. The shareholders elected Management’s full slate of directors, and approved an amendment to the Company’s certificate of incorporation increasing the number of shares of the Company’s authorized common stock, a new stock option plan and the change in the Company’s state of incorporation from Delaware to New Jersey.

The Company also reported on its performance, earnings for 2001, goals, strategies and objectives. The significant accomplishments noted during the meeting were: the Company’s return to profitably in 2001, the success of the preferred stock exchange, the private placement offering, the lifting of all regulatory orders in the first quarter of 2002 and the Silver and Distinguished Lender Awards by the Small Business Administration.

 “The Company continues to grow net interest income and non interest income while controlling expenses. Management expects to achieve earnings of $0.65 to $0.70 per share and net interest margin of 4.00% to 4.25% for the full year 2002,” explained Chief Financial Officer James A. Hughes in his presentation to shareholders.

Anthony J. Feraro, President and Chief Executive Officer of Unity Bancorp reported the Company’s plans, sales strategies, and anticipated revenues. “The Company is looking for potential acquisitions where we can incorporate the Unity sales philosophy to underperforming institutions and make them profitable. My personal goal is for the Company to double its pre-tax profits to $4.0 million for 2002 and $6.5 million for 2003, while increasing our efficiency ratio to 56%,” said Mr. Feraro. “We are very excited about the cross-sell opportunities that will be available to us through Synergy Title Agency, a newly created title company of which Unity owns 40%. For a nominal investment, this initiative will provide an additional source of fee income.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $395 million in assets and $353 million in deposits.  Unity Bank provides financial services to retail, corporate & small business customers through its 12 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which anticipates future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.